UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12
NiSource Inc.

(Name of Registrant as Specified In Its Charter)

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NiSource Inc.
801 E. 86th Avenue • Merrillville, IN 46410 • (877) 647-5990

NOTICE OF ANNUAL MEETING
April 3, 2006
To the Holders of Common Stock of NiSource Inc.:
      The annual meeting (the “Annual Meeting”) of the stockholders of NiSource Inc. (the “Company”) will be held at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas on Wednesday, May 10, 2006, at 9:00 a.m., local time, for the following purposes:

(1)	To elect three members of the board of directors to serve for a term of three years;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the year 2006;

(3)	To consider the board of directors’ proposal to amend the Company’s Certificate of Incorporation to declassify the board of directors and to provide for annual election of all directors (the “Charter Amendment Proposal”);

(4)	To consider a stockholder proposal relating to the election of directors by a majority vote (the “Majority Vote Proposal”); and

(5)	To transact any other business that may properly come before the meeting.
      All persons who are stockholders of record at the close of business on March 14, 2006 will be entitled to vote at the Annual Meeting.
      Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote in person, even if you have previously submitted a proxy.
      In order to help us arrange for the Annual Meeting, if you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.
PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY
MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Gary W. Pottorff
Corporate Secretary

PROXY STATEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
PROPOSAL II -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL III -- BOARD OF DIRECTORS’ CHARTER AMENDMENT PROPOSAL TO DECLASSIFY BOARD OF DIRECTORS
PROPOSAL IV -- STOCKHOLDER’S MAJORITY VOTE PROPOSAL
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITOR FEES
EQUITY COMPENSATION PLAN INFORMATION
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2007 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT AND FINANCIAL STATEMENTS
AVAILABILITY OF FORM 10-K
OTHER BUSINESS

PROXY STATEMENT
      The accompanying proxy is solicited on behalf of the board of directors of the Company. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the board of directors “FOR” all of the nominees for director, “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2006, “FOR” the Charter Amendment Proposal, and “AGAINST” the Majority Vote Proposal. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters in accordance with their best judgment.
      This proxy statement and form of proxy are first being sent to stockholders on April 3, 2006. The Company will bear the expense of this solicitation. The original solicitation of proxies by mail and a reminder letter may be supplemented by telephone, facsimile and personal solicitation by officers and regular employees of the Company or its subsidiaries. To aid in the solicitation of proxies, the Company has retained Mellon Investor Services, LLC for a fee of $8,500 plus reimbursement of expenses. The Company also will request brokerage houses and other nominees and fiduciaries to forward proxy materials, at the Company’s expense, to the beneficial owners of stock held of record by such persons.
Who May Vote —
      The close of business on March 14, 2006 is the date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of March 14, 2006, 272,646,698 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.
Voting Your Proxy —
      If you are a stockholder of record (that is, if you hold shares of common stock of the Company in your own name), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.
      If your shares are held by a broker, bank or other nominee in “street name,” you will receive voting instructions from that entity, the “record holder,” that you must follow in order to have your shares of common stock voted at the Annual Meeting. If your shares are held by a broker or other nominee and you or any other person entitled to vote those shares does not provide the broker or other nominee with instructions as to how to vote such shares, that broker or nominee will have the discretionary authority to vote your shares of common stock with regard to (i) the election of directors, (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for 2006 and (iii) the Charter Amendment Proposal. On the other hand, if you or any person entitled to vote your shares does not provide the broker or other nominee with instructions as to how to vote such shares with respect to the Majority Vote Proposal, your broker or other nominee will not have authority to vote your shares with respect to such proposal and your shares will not be voted.
      If you hold your shares in the Company’s 401(k) plan administered by Fidelity Investments, you will need to vote your shares by one of the methods discussed in this Proxy Statement in order to have your vote counted. Fidelity will not exercise any voting discretion over the shares held in its accounts. If you fail to vote by returning a completed proxy card, or by telephone or through the Internet, your shares held through Fidelity will not be voted.
      If you plan to attend the Annual Meeting, please so indicate when you vote, so that the Company may make arrangements.

Voting in Person —
      You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, including Fidelity Investments as administrator of the Company’s 401(k) plan, then in order to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from the institution that is the holder of record for your shares, indicating that you were the beneficial owner of the shares on March 14, 2006, the record date for voting, and that the record holder is giving you the proxy to vote the shares.
Revoking Your Proxy —
      A proxy may be revoked by the stockholder at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send to the Company’s Corporate Secretary a letter indicating that you want to revoke your proxy or you can supersede your initial proxy by (i) delivering to the Corporate Secretary a duly executed proxy bearing a later date, (ii) voting by telephone or through the Internet on a later date, or (iii) attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.
Quorum for the Meeting —
      A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.
Votes Required —
      A plurality of the votes cast in person or represented by proxy at the meeting is required to elect a director. Ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2006 and approval of the Majority Vote Proposal require the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on these matters. Approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of common stock of the Company.
      Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election. Abstentions will not have any effect on the election of the directors; however, abstentions will be counted as a vote against the ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2006, against the Charter Amendment Proposal and against the Majority Vote Proposal. Broker non-votes will not be considered when tallying the votes cast on any proposal for which a broker does not have discretionary authority. Brokers will not have discretionary authority with respect to the Majority Vote Proposal. Therefore, broker non-votes will not affect the outcome of the Majority Vote Proposal. Stockholders holding shares of stock through the Company’s 401(k) Plan with Fidelity will need to vote their shares of stock by one of the methods discussed in this proxy statement in order to have their votes counted.

PROPOSAL I — ELECTION OF DIRECTORS
Nominees For Election As NiSource Directors
      The Company’s board of directors is currently composed of eleven directors, who are divided into three classes. Each class serves for a term of three years, and one class is elected each year. The NiSource board of directors, upon the recommendation of its Corporate Governance Committee, has nominated Gary L. Neale, Robert J. Welsh and Roger A. Young for election as directors of the Company, each for a term of three years that will expire in 2009. Each of Messrs. Neale, Welsh and Young currently serves as a director of the Company and is up for re-election this year. The board of directors does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons acting thereunder.
      In the event that the Charter Amendment Proposal is adopted by the stockholders at the Annual Meeting, the classified board structure described herein will be removed, resulting in the annual election of all directors beginning at the annual meeting in 2007.
      The following chart gives information about nominees (who have consented to being named in the proxy statement and to serving if elected) and other incumbent directors. The dates shown for service as a director include service as a director of our corporate predecessors NiSource Inc. (incorporated in Indiana) and Northern Indiana Public Service Company.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Nominees For Terms to Expire in 2009
Gary L. Neale, 66
Chairman of the Board of NiSource Inc. Prior to his retirement, Mr. Neale served as Chief Executive Officer of the Company from 1993 to 2005. Mr. Neale also served as President of the Company from 1993 to November 2004. Mr. Neale also is a director of Modine Manufacturing Company and Chicago Bridge and Iron Company.	1989
Robert J. Welsh, 71
Chairman of the Board and Chief Executive Officer of Welsh Holdings, LLC, Merrillville, Indiana, a real estate holding company. Prior to its sale in 2001, Mr. Welsh was Chairman and Chief Executive Officer of Welsh, Inc., Merrillville, Indiana, a marketer of petroleum products through convenience stores and travel centers.	1988
Roger A. Young, 60
Prior to his retirement in 2003, Mr. Young served as Chairman of Bay State Gas Company, Westborough, Massachusetts. Bay State Gas Company has been a subsidiary of the Company since 1999.	1999
Directors Whose Terms Expire in 2008
Peter McCausland, 56
Chairman and Chief Executive Officer of Airgas, Inc., Radnor, Pennsylvania, a distributor of industrial, medical and specialty gases, welding equipment and safety supplies.	2006
Steven R. McCracken, 52
Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., Toledo, Ohio, a manufacturer of glass containers and plastic packaging. Prior to joining Owens-Illinois in 2004, Mr. McCracken served as President of Invista, the global fibers and related intermediates business subsidiary of E.I. DuPont de Nemours and Company (“DuPont”) from 2003 to 2004, DuPont Group Vice President from 2001 to 2003 and Vice President and General Manager of DuPont Lycra® from 1997 to 2001. Mr. McCracken also is a director of Owens-Illinois, Inc.	2005

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Ian M. Rolland, 72
Prior to his retirement in 1998, Mr. Rolland served as Chairman and Chief Executive Officer of Lincoln National Corporation, Ft. Wayne, Indiana, a provider of financial products and services. Mr. Rolland also is a director of Bright Horizons Family Solutions.	1978
Robert C. Skaggs, Jr., 51
Chief Executive Officer of the Company since July 2005. President of the Company since October 2004. Prior thereto Mr. Skaggs served as Executive Vice President, Regulated Revenue from October 2003 to October 2004, President of Columbia Gas of Ohio, Inc. from February 1997 to October 2003; President of Columbia Gas of Kentucky, Inc. from January 1997 to October 2003; President of Bay State Gas Company and Northern Utilities from November 2000 to October 2003; and President of Columbia Gas of Virginia, Inc. Columbia Gas of Maryland, Inc. and Columbia Gas of Pennsylvania, Inc. from December 2001 to October 2003.	2005
Directors Whose Terms Expire in 2007
Steven C. Beering, 73
President Emeritus of Purdue University, West Lafayette, Indiana. Dr. Beering was President of Purdue University from 1983 to 2000.	1986
Dennis E. Foster, 65
Prior to his retirement in 2000, Mr. Foster was Vice Chairman of ALLTEL Corporation, Little Rock, Arkansas, a full service telecom and information service provider. Mr. Foster also is a director of ALLTEL Corporation and Yellow Corporation.	1999
Richard L. Thompson, 66
Prior to his retirement in 2004, Mr. Thompson was Group President, Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Thompson also is a director of Gardner Denver, Inc. and Vice Chairman of the board of directors of Lennox International, Inc.	2004
Carolyn Y. Woo, 51
Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo also is a director of AON Corporation and Circuit City, Inc.	1998
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT MESSRS. NEALE, WELSH AND YOUNG AS DIRECTORS OF THE COMPANY, EACH TO SERVE FOR A TERM OF THREE YEARS UNTIL 2009.

CORPORATE GOVERNANCE
Director Independence
      For many years, a substantial majority of the Company’s board of directors has been comprised of “independent” directors. In order to assist the board in making its determination of director independence, the board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02(b) of the New York Stock Exchange (“NYSE”) Corporate Governance Listing Standards. The Company’s categorical standards of independence are set forth on Exhibit A to this proxy statement and are listed in the Company’s Corporate Governance Guidelines, a copy of which can be found on the Company’s website at http://ir.nisource.com.
      The board of directors has affirmatively determined that all of the members of the board (except Messrs. Neale and Skaggs) are “independent directors” as defined in Section 303A.02(b) of the NYSE Listing Standards and meet the standards for independence set by the board.
Executive Sessions of Non-Management Directors
      The non-management members of the board meet in regularly scheduled executive sessions separate from management and have appointed Mr. Ian M. Rolland as lead, or presiding, director to preside at the executive sessions of the non-management directors. The non-management directors met in executive session twice in 2005. All of the independent members of the board meet regularly as the Corporate Governance Committee.
Communications with the Board and Non-Management Directors
      Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the board of directors may be made to the board of directors generally, any director individually, the non-management directors as a group or the lead director of the non-management group by writing to the following address:

NiSource Inc.
Attention: [Board of Directors]/[Board
Member]/[Non-management Directors]/[Lead Director]
c/o Gary W. Pottorff, Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410

•	The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics Officer at ethics@nisource.com, calling the business ethics program hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Attention: Gary W. Pottorff, Ethics Officer
801 East 86th Avenue
Merrillville, Indiana 46410
Code of Ethics
      The board of directors of the Company has adopted a Code of Ethics (the “Code”) to promote (i) ethical behavior including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to the Code and (v) prompt internal reporting of violations of the Code. The Code satisfies applicable Securities and Exchange Commission and NYSE requirements and applies to all directors, officers

(including the Company’s principal executive officer, principal financial officer, and principal accounting officer and controller) and employees of the Company and its subsidiaries. Employees who are not executive officers satisfy their compliance obligations under the Code by complying with the Company’s Business Ethics Program, including its Code of Integrity and accompanying booklet. The Business Ethics Program is not considered a part of the Code for any other purpose. A copy of the Code and the Company’s Business Ethics Program is available on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. The Company intends to disclose any amendments to the Code, and all waivers from the Code for directors and executive officers, by posting such information on its website.
Adoption of Corporate Governance Guidelines
      The board of directors adopted Corporate Governance Guidelines on March 23, 2004. The Corporate Governance Committee is responsible for reviewing and reassessing the Corporate Governance Guidelines periodically and will submit any recommended changes to the board of directors for its approval. A copy of the Corporate Governance Guidelines can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.
Meetings and Committees of the Company’s Board of Directors
      The board of directors of the Company met eight times during 2005. The board has the following six standing committees:

•	Executive,

•	Audit,

•	Corporate Governance,

•	Environmental, Health and Safety,

•	Officer Nomination and Compensation, and

•	Public Affairs and Career Development.
      During 2005, each director attended at least 75% of the combined total number of the Company’s board meetings and the meetings of the committees on which he or she was a member. Pursuant to the Company’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of the Company’s stockholders. All incumbent directors who were on the board in May 2005 attended the 2005 Annual Meeting of Stockholders.

Executive Committee
      The Executive Committee did not meet in 2005. The Executive Committee has the authority to act on behalf of the board if reasonably necessary when the board is not in session. Mr. Neale was Chairman and Dr. Beering and Messrs. Rolland and Welsh and, until his resignation on May 9, 2005, Mr. Arthur J. Decio were members of the Executive Committee in 2005.

Audit Committee
      The Audit Committee met ten times in 2005. The Audit Committee is responsible for monitoring:

•	the integrity of the Company’s financial statements,

•	the independent auditors’ qualifications and independence,

•	the performance of the Company’s internal audit function and the independent auditors, and

•	the compliance by the Company with legal and regulatory requirements.

      The board of directors adopted a charter for the Audit Committee on January 23, 2004, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.
      Mr. Rolland was Chairman and Dr. Woo and Messrs. Foster and Thompson were members of the Audit Committee in 2005. In May 2005, Mr. Young was appointed to the committee. The board of directors has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent public accountants, both for 2005 and 2006, and the fees relating to audit services and other services performed by them.
      For more information regarding the Audit Committee please see the Audit Committee Report on page 31.

Corporate Governance Committee
      The Corporate Governance Committee met three times in 2005. The Corporate Governance Committee took over responsibility for the nomination and compensation of directors in 2004 and is responsible for:

•	identifying individuals qualified to become board members, consistent with criteria approved by the board,

•	recommending to the board director nominees for the next annual meeting of the stockholders,

•	developing and recommending to the board a set of corporate governance principles applicable to the Company, and

•	overseeing the evaluation of the board.
      Pursuant to the Corporate Governance Guidelines, the Corporate Governance Committee, with the assistance of the Company’s staff, reviews the amount and composition of director compensation from time to time and makes recommendations to the board of directors when it concludes changes are needed. The Corporate Governance Committee is also responsible for the evaluation of the CEO’s performance. The Corporate Governance Committee reviews and approves the Company’s goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives and after receiving input from the board of directors. The Chair of the Corporate Governance Committee will report the committee’s findings to the Officer Nomination and Compensation Committee, which will use these findings to set CEO compensation.
      The Corporate Governance Committee screens candidates for director and makes its recommendations for director to the board as a whole. Based on the committee’s recommendations, the board as a whole selects the candidates for director. In considering candidates for director, the committee considers the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in the Company’s business, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service and other board service. The committee also considers the racial, ethnic and gender diversity of the board. The Corporate Governance Committee seeks to identify and recommend candidates with a reputation for and record of integrity and good business judgment who (1) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (2) are effective in working in complex collegial settings, (3) are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders and (4) are willing and able to make the necessary commitment of time and attention required for effective board service. The Corporate Governance Committee also takes into account the candidate’s level of financial literacy. The Corporate Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. The Corporate Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.

      For information on how to nominate a person for election as a director at the 2007 annual meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2007 Annual Meeting” on page 33.
      The board of directors adopted the current written charter for the Corporate Governance Committee on January 23, 2004, which was amended on February 17, 2006, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. Mr. Rolland was Chairman and Drs. Beering and Woo and Messrs. Decio (until May 9, 2005), Foster, McCracken, John Thompson (until August 24, 2005), Thompson, Young and Welsh were members of the Corporate Governance Committee in 2005. The board of directors has determined that all of the members of the Corporate Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth by the board.

Environmental, Health and Safety Committee
      The Environmental, Health and Safety Committee met twice during 2005. This committee reviews the status of environmental compliance of the Company and considers environmental public policy issues as well as health and safety issues affecting the Company. The Company adopted a charter for this committee in 2001. Mr. Welsh was Chairman and Messrs. Thompson and Young were members of the Environmental, Health and Safety Committee in 2005. Messrs. Stephen P. Adik and Decio served on the Committee until May 9, 2005, and Mr. McCracken was appointed to the Committee in May, 2005.

Officer Nomination and Compensation Committee
      The Officer Nomination and Compensation Committee met five times in 2005. The board of directors adopted the current written charter for the Officer Nomination and Compensation Committee on January 23, 2004, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. Pursuant to the charter, this committee advises the board with respect to nomination, evaluation, compensation and benefits of the Company’s executives. In that regard, the committee:

•	approves the CEO’s compensation level based on the Corporate Governance Committee’s report on its evaluation of the CEO’s performance;

•	considers (1) the Company’s performance and relative stockholder return, (2) the value of similar incentive awards to CEOs at comparable companies, and (3) the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation;

•	makes recommendations to the Board with respect to (1) compensation of executive officers of the Company and (2) incentive-compensation plans and equity-based plans;

•	reviews and approves periodically a general compensation policy for other officers of the Company and officers of its principal subsidiaries;

•	recommends Company officer candidates for election by the Board;

•	oversees the evaluation of management; and

•	produces the Officer Nomination and Compensation Committee Report on Executive Compensation included in this proxy statement.
      The Officer Nomination and Compensation Committee was reduced from four directors to three in 2005. All of the directors serving on the Committee are (i) independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines, (ii) “non-employee directors” as defined under the Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code. Dr. Beering was Chairman and Mr. Welsh was a member of the Officer Nomination and Compensation Committee throughout 2005. Mr. Decio served on the Committee through his resignation from the board on May 9, 2005 and was replaced at that time by Mr. McCracken. Mr. John Thompson served on the Committee through his resignation from the board on August 24, 2005.

Public Affairs and Career Development Committee
      The Public Affairs and Career Development Committee met twice in 2005. This committee reviews the activities of the Company with regard to charitable and other contributions, employment policies, and stockholder proposals concerning matters relating to the Company’s responsibilities as a corporate citizen. Dr. Woo was Chairman of the Committee beginning in March of 2005, replacing Mr. John Thompson. Dr. Beering and Messrs. Foster, Rolland, and J. Thompson (until August 24, 2005) also were members of the Public Affairs and Career Development Committee in 2005.
Compensation of the Company’s Directors
      The Company pays each director who is not receiving a salary from the Company (other than Mr. Neale for the period after July 1, 2005, as described below) $30,000 for each year, $3,000 annually for each standing committee on which the director sits, $1,000 annually for each chairmanship of the Executive, the Environmental, Health and Safety, and the Public Affairs and Career Development Committees, $10,000 annually for each chairmanship of the Audit, the Corporate Governance and the Officer Nomination and Compensation Committees, $1,200 for each board meeting attended and $750 per committee meeting attended. Each nonemployee director also receives, as part of his or her annual retainer, an annual award of restricted shares of common stock or restricted stock units, or a combination thereof, under the Company’s Nonemployee Director Stock Incentive Plan equal to $20,000, which is granted in four equal installments on the last business day of each calendar quarter. The number of restricted shares of common stock or restricted stock units, as applicable, constituting such quarterly grant is determined by dividing $5,000 by the average of the high and low price of the Company’s common stock on the last business day of the relevant quarter.
      The Company’s Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director currently serving on the board who was originally elected or appointed to the board on or before December 31, 2001, who has completed at least five years of service on the board and who did not elect to opt out of the plan during 2002. The benefit under the Retirement Plan is a monthly amount equal to one-twelfth of the annual retainer for board service in effect at the time of the director’s retirement from the board and is paid for 120 months, or the number of full months of service the individual served as a nonemployee director of the Company, whichever is less. Directors first elected prior to 2001 who elected to opt out of the Retirement Plan in 2002 received, under the Company’s Nonemployee Director Stock Incentive Plan, restricted stock units of comparable value to the value of the retirement benefit such director had earned under the Retirement Plan through June 30, 2002. The Nonemployee Director Retirement Plan was amended and restated effective January 1, 2005 in order to comply with Section 409A of the Internal Revenue Code.
      Directors who elected to opt out of the Retirement Plan in 2002 and directors first elected after 2001 do not receive a retirement benefit under the Retirement Plan. Instead, such directors may receive, at the discretion of the Corporate Governance Committee, additional restricted shares of common stock and/or restricted stock unit grants under the Company’s Nonemployee Director Stock Incentive Plan, as amended and restated effective January 1, 2005, to ensure that this alternative retirement benefit, together with other compensation paid to the nonemployee director, delivers a competitive compensation package. In 2005, Mr. Rolland, who opted out of the Company’s Retirement Plan, and Mr. McCracken, who was newly elected to the board, each received as an alternative retirement benefit a grant of restricted stock units having a value of $37,749, representing $12,583 per year for each of the next three years, and a grant of restricted stock units having a value of $14,504, representing $4,834 per year for each term for which they were elected beginning in 2004.
      Upon election, re-election or appointment to the board, each nonemployee director receives an award of restricted shares of common stock or restricted stock units equal to $30,000 for each full year of the term for which such director has been elected, re-elected or appointed. The number of restricted shares of common stock or restricted stock units, or a combination thereof, as applicable, is determined by dividing the amount of the grant by the average of the high and low price of the Company’s common stock on the date of such election, re-election or appointment. In 2005, under the Company’s Nonemployee Director Stock Incentive Plan, each of Messrs. Rolland and McCracken received a grant of restricted stock units with a value of $90,000, representing $30,000 per year for each of the next three years. Mr. Young received a grant of restricted stock units with a value of $30,000 for the one remaining year of his term.
      The grants of both the restricted shares of common stock and the restricted stock units under the Company’s Nonemployee Director Stock Incentive Plan vest in 20% annual increments, with all of a director’s stock and units vesting five years after the date of award. However, the grants vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. With respect to restricted stock, dividends are paid to holders in cash on the date dividends are actually paid to stockholders of the Company. With respect to restricted stock units, additional restricted stock units are credited to each nonemployee director to reflect dividends paid to stockholders of the Company with respect to common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of the Company’s common stock.
      The board may designate that a scheduled award will consist of nonqualified stock options to purchase shares of the Company’s common stock rather than shares of restricted stock or restricted stock units. In such event, in lieu of such shares of restricted stock or restricted stock units, each nonemployee director would be granted a nonqualified option with a market value on the date of any such grant equal to the dollar value of the grant otherwise scheduled to be made to such nonemployee director on such date. Grants of nonqualified stock options vest in 20% annual increments and become fully vested on the fifth anniversary of the date of the grant. The grants will vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. The Nonemployee Director Stock Incentive Plan was amended and restated effective January 1, 2005 in order to comply with Section 409A of the Internal Revenue Code.
      The Company has a Directors’ Charitable Gift Program for nonemployee directors who were serving on the board on or before February 16, 2006, and who were not previously employees of the Company. Under the program, the Company makes a donation to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributes up to an aggregate of $125,000 for each nonemployee director who has served as a director of the Company for at least five years and up to an additional $125,000 (for an overall $250,000) for each nonemployee director who has served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and accredited United States institutions of higher learning. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. A director’s private foundation is not eligible to receive donations under the program. All current nonemployee directors (other than Mr. McCausland) who were not previously employees of the Company are eligible to participate in the program.
      Pursuant to a letter agreement with Mr. Neale entered into in connection with his retirement, the Company has agreed to pay Mr. Neale $50,000 per calendar quarter for his services as a director for a period from July 1, 2005 through June 30, 2007 in lieu of any other benefits and compensation provided to other non-employee directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

T. Rowe Price Associates, Inc.	25,298,485	9.2	(1)
100 East Pratt Street
Baltimore, Maryland 21202

Barclays Global Investors, NA	19,467,361	7.15	(2)
45 Fremont Street
San Francisco, California 94105

Lord, Abbett & Co. LLC	14,744,225	5.41	(3)
90 Hudson Street
Jersey City, JN 07302

(1)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of T. Rowe Price Associates, Inc. on February 14, 2006. These securities are owned by various individual investors to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investment and/or sole power to vote securities. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(2)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Capital Securities Limited, Palomino Limited, and other affiliated entities on January 26, 2006.

(3)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Lord, Abbett & Co. LLC on February 14, 2006.

      The following table contains information about the beneficial ownership of the Company’s common stock as of March 1, 2006, for each of the directors, nominees and named executive officers, and for all directors and executive officers as a group.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)(2)

Steven C. Beering	12,178
Dennis E. Foster	17,151
Jeffrey W. Grossman	146,787
Christopher A. Helms	48,777
Peter McCausland	1,000
Steven R. McCracken	0
Samuel W. Miller, Jr.	958
Gary L. Neale	2,790,143
Michael W. O’Donnell	431,386
Ian M. Rolland(3)	26,777
Robert C. Skaggs, Jr.	333,510
Richard L. Thompson	5,000
David J. Vajda	195,552
Robert J. Welsh	16,600
Carolyn Y. Woo	4,000
Roger A. Young	35,639
S. LaNette Zimmerman	248,387
All directors and executive officers as a group	4,313,845

(1)	The number of shares owned includes shares held in the Company’s Automatic Dividend Reinvestment and Share Purchase Plan, shares held in the Company’s Retirement Savings Plan (the “401(k)”), shares held in the Company’s Employee Stock Purchase Plan and restricted shares awarded under the Company’s 1994 Long-Term Incentive Plan (the “Incentive Plan”) and Nonemployee Director Stock Incentive Plan, where applicable. The percentage of common stock owned by all directors and executive officers as a group is approximately 1.59% percent of the common stock outstanding as of March 1, 2006.

(2)	The totals include shares for which the following individuals have a right to acquire beneficial ownership, within 60 days after March 1, 2006, by exercising stock options granted under the Incentive Plan: Gary L. Neale — 2,130,950 shares; Robert C. Skaggs, Jr. — 281,479 shares; S. LaNette Zimmerman — 194,611 shares; Michael W. O’Donnell — 368,152 shares; Christopher A. Helms — 28,571 shares; Jeffrey W. Grossman — 124,849 shares; David J. Vajda — 140,947 shares; and all executive officers as a group — 3,255,309 shares.

(3)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

EXECUTIVE COMPENSATION
Officer Nomination and Compensation Committee Report on Executive Compensation
      The Officer Nomination and Compensation Committee’s (“Committee”) compensation policy is designed to relate total compensation (base salary, annual incentives and long-term stock-based compensation) to corporate performance, while remaining competitive with the compensation practices of competitors in the energy industry and, to a lesser extent, general industry. This policy applies to all of the Named Officers, including the Chief Executive Officer, as of December 31, 2005. The Committee discusses and considers these compensation matters, then makes recommendations to the full board of directors, which takes the final action on these matters. The board accepted all of the Committee’s recommendations in 2005. All decisions involving Chief Executive Officer compensation are made by the Committee based on the Corporate Governance Committee’s report on its evaluation of the Chief Executive Officer’s performance.

Compensation for 2005
      In 2005, the Committee engaged Hewitt Associates, an independent compensation consulting firm, to advise it and provide surveys of comparative compensation practices for (1) a group of energy companies, including gas, electric or combination utility companies, and (2) a diversified group of companies representing general industry. The 2005 executive compensation comparative groups consisted of 25 and 36 companies, respectively, from which data was available to Hewitt and which the Committee believed to be competitors of the Company for executive talent. The comparative compensation groups include most, but not all, of the companies that make up the Dow Jones Utilities Index used in the Stock Price Performance Graph and consist of a larger number of companies than contained in the index. The Committee may change the companies contained within the comparative compensation groups in future years if information about any company included in a group is not available, if any companies included in a group are no longer competitors for executive talent, or if the Committee determines that different energy or other types of companies are competitors of the Company.
      The Committee considers the surveys and advice provided by Hewitt in determining each executive officer’s base salary, annual incentives and long-term stock-based compensation. In 2005, the Committee’s philosophy was to set base salaries and performance-based annual cash incentives between the 50th and 75th percentile of the energy and general industry comparative groups. The annual cash-based compensation was then supplemented with restricted or contingent stock awards and option grants under the Long-Term Incentive Plan, again between the 50th and 75th percentile of the comparative groups, to emphasize long-term stock price appreciation and the concomitant increased stockholder value. The mix of compensation allowed an executive’s annual total compensation to fluctuate according to the Company’s financial performance and value delivered to stockholders. In 2005, the target for total compensation of the executive officers was set between the 50th and the 75th percentile of the relevant comparative compensation groups.

Compensation of the Chief Executive Officer
      In establishing Mr. Neale’s base salary for that portion of 2005 during which he served as Chief Executive Officer and Mr. Skaggs’ base salary, the Committee reviewed information provided by Hewitt regarding chief executive officer compensation practices of comparable energy companies and general industry. The Committee determined that Mr. Neale’s base salary would be set between the 50th and 75th percentile of salaries in the comparative group, giving regard to Mr. Neale’s proven abilities and strong performance with the Company since joining it as Executive Vice President and Chief Operating Officer in 1989. As with the other executive officers, Mr. Neale’s annual incentive under the NiSource Corporate Incentive Plan was based on the Company’s performance against financial performance targets established by the Committee. The target for Mr. Neale’s total compensation was set between the 50th and the 75th percentile of the relevant comparative compensation groups, dependent on the Company’s financial performance. As part of his total compensation package, Mr. Neale also received stock options in 2005 under the Company’s Long-Term Incentive Plan.

      In establishing Mr. Skaggs’ base salary for 2005, the Committee reviewed information provided by Hewitt regarding chief executive officer compensation practices of comparable energy companies and general industry. In light of his recent election as Chief Executive Officer, the Committee determined that Mr. Skaggs’ base salary would be set below the 50th percentile of salaries in the comparative groups. As with the other executives, Mr. Skaggs’ annual incentive under the NiSource Corporate Incentive Plan was based on the Company’s performance against financial performance targets established by the Committee. Similarly, for 2005, the target for Mr. Skaggs’ total compensation was also set below the 50th percentile of the relevant comparative compensation groups. As part of his total compensation package, Mr. Skaggs also received stock options in 2005 under the Company’s Long-Term Incentive Plan.
      Because the value of the options is a function of the price growth of the Company’s stock, the amounts Messrs. Neale and Skaggs would realize from their respective options are directly related to increases in stockholder value.

Incentive Opportunities
      The Committee determines annual incentive targets for all executive officers in accordance with the NiSource Corporate Incentive Plan, which is a broad-based plan that extends to most employees within the organization. Annual incentives awarded to each of the Named Officers (including the Chief Executive Officer) are based on overall corporate performance and, to a lesser extent, individual performance of the executive. The NiSource Corporate Incentive Plan establishes a trigger amount of financial performance (below which no annual incentive is paid) and a maximum level (above which no additional annual incentive is paid). Additionally, a profit sharing contribution based on a percentage of an employee’s eligible earnings may be made to an employee’s account in the Company’s Retirement Savings Plan on behalf of all eligible employees, including the executive officers, based on the identical overall corporate financial performance measure.
      In 2005, the trigger was based on basic earnings per share from net operating earnings (after accounting for the cost of the incentive plan). The range of awards and levels of awards (as a percent of base salary), if the financial performance trigger was achieved, were as follows:

	Incentive at	Incentive at
	Trigger	Maximum

Chief Executive Officer (Neale)	40.0%	120.0%
Chief Executive Officer (Skaggs) and Executive Vice President, Chief Operating Officer	35.0%	105.0%
Other Executive Vice Presidents and Senior Vice Presidents	20.0% to 32.5%	60.0% to 97.5%
Other Vice Presidents	20.0% to 25.0%	60.0% to 75.0%
      For 2005, the Company did not achieve the trigger amount of basic earnings per share from net operating earnings necessary to result in payments under the NiSource Corporate Incentive Plan. Therefore, no bonuses were paid under the NiSource Corporate Incentive Plan for performance in 2005. In addition, no profit sharing contributions were made to the Company’s Retirement Savings Plan accounts with respect to 2005.

Long-Term Incentive Plan
      The Committee’s compensation policy is designed to ensure that the executives’ total compensation packages align with and support the Company’s business objectives while also aligning the interests of the executive officers with the interests of its stockholders. In that regard, the Committee believes that compensation packages should emphasize long-term growth and stability, while continuing to provide shorter-term incentives.
      Under the Long-Term Incentive Plan, the Committee may award stock options, stock appreciation rights, performance units, restricted stock awards, and contingent stock awards. The Committee considers base salaries of the executive officers, prior awards under the Long-Term Incentive Plan, and the Company’s total compensation target in establishing long-term incentive awards. For purposes of determining the number of options and/or shares to be granted to reach total target compensation, options granted to executive officers are valued, at the time of the grant, using the Black-Scholes option pricing model, and restricted stock awards and contingent stock awards granted to executive officers are valued using Hewitt’s present value pricing model. Based on the aforementioned considerations, in 2005, the Company provided long-term incentive awards only in the form of stock options that vested immediately and required a minimum one-year holding period prior to exercise.
      In 2003 and 2004 (and with respect to certain new employees in 2005), grants of restricted and contingent stock under the Long Term Incentive Plan were made pursuant to a Time Accelerated Restricted Stock Award Program (“TARSAP”). Generally under the plan, restrictions with respect to the TARSAP awards lapse six years from the date of the grant: however, if at the end of a three year performance cycle the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards would lapse on the third anniversary of the grants. The six-year lapse period on awards of contingent stock is reduced on a pro rata basis for an executive if he or she terminates employment, without cause, on or after attaining age 55 with ten years of service, or if he or she dies or becomes disabled, to a minimum of three years to the extent that the end of the six-year period would extend beyond age 62. Due to the age-related provisions within the TARSAP, the restrictions on the awards for Mr. O’Donnell would lapse over a period of three years in the event of retirement, disability or death. In the event of a change in control, all restrictions on the TARSAP awards lapse five business days prior to the date such change in control occurs.
      The TARSAP provides a compensation component that encourages stable, long-term growth and aligns the interests of the executives with that of the stockholders. For the three-year performance cycles commencing on January 1, 2003 and January 1, 2004, the peer-group-relative performance target was based on a total stockholder return ranking within the 60th percentile and the absolute target was set at an annualized compound total stockholder return of at least 12%. The peer group for the grants to date under the TARSAP is the same as the comparative energy group used for measuring overall annual compensation. For the 2003 TARSAP grants, the three-year performance targets were not met; therefore, the restrictions with respect to those grants will not lapse until January 1, 2009.
      Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the other Named Officers, other than compensation meeting the definition of “performance based compensation,” will not be deductible by a corporation for federal income tax purposes. Because the portion of total compensation that constitutes stock options is performance-based and certain executives have agreed to limitations on the amount of other types of grants under the Long-Term Incentive Plan which can vest in any year, the Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2005. However, the Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations.

Changes for 2006
      For 2006, the Committee modified its overall compensation philosophy. The Committee’s philosophy is to provide a competitive total compensation program based on the approximate 50th percentile of the range of compensation paid by similar energy companies, taking into account the Company’s performance. For 2006, the Committee also determined that it would not grant its incumbent executive officers additional options or restricted or contingent shares. In making this determination, the Committee considered whether the failure to make additional grants in 2006 would weaken the Company’s ability to retain highly qualified executives. The Committee also considered whether the failure to make additional grants in 2006 would lessen the Company’s commitment to long-term stock price appreciation. The Committee determined that the options and restricted and contingent shares already awarded to incumbent executives provided sufficient value to retain highly qualified executives and provided continued focus on long-term stock price appreciation.

      The Committee believes that its overall executive compensation program has been, and will continue to be, successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging the executive officers to strive toward the creation of additional stockholder value.

Officer Nomination and Compensation Committee
Steven C. Beering, Chairman
Steven R. McCracken
Robert J. Welsh
March 7, 2006

STOCK PRICE PERFORMANCE GRAPH
      The following graph compares the yearly change in the Company’s cumulative total stockholder return on common stock from 2000 through 2005, with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Dow Jones Utilities Average, assuming the investment of $100 on December 31, 2000 and the reinvestment of dividends.

	2000	2001	2002	2003	2004	2005

NiSource	100.00	78.33	72.06	83.71	90.82	86.47
S & P 500	100.00	88.12	68.65	88.34	97.95	102.76
DJ Utilities	100.00	73.91	56.85	73.49	95.62	119.58

Compensation Of Executive Officers
      Summary. The following table summarizes compensation for services to NiSource and its subsidiaries for the years 2005, 2004 and 2003 awarded to, earned by or paid to the Chief Executive Officer, the four other most highly compensated executive officers and two other individuals who would have been among the four most highly compensated executive officers of the Company had each such individual remained an executive officer of the Company as of December 31, 2005 (collectively these individuals constitute the “Named Officers”).
Summary Compensation Table

		Annual Compensation(1)			Long-Term Compensation

					Awards			Payouts

							Securities	Long-Term
					Restricted		Underlying	Incentive
				Other Annual	Stock		Options/	Plan	All Other
		Salary	Bonus	Compensation	Award(s)		SARS	Payouts	Compensation
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)		(#)	($)(6)	($)(7)

Gary L. Neale,	2005	575,000	0	157,592	0		600,000	1,339,409	2,623
Chairman(8)	2004	950,000	380,000	6,156	5,207,849		353,352	2,084,462	8,628
	2003	950,000	436,050	62,620	4,586,120		373,157	0	9,950
Robert C. Skaggs, Jr.(9)	2005	675,000	0	117,063	0		171,429	127,961	26,983
President and Chief	2004	425,000	148,750	385	720,463		48,883	201,152	28,890
Executive Officer	2003	325,000	111,800	0	335,360		27,287	0	18,000

Michael W. O’Donnell	2005	400,000	0	8,422	0		169,714	212,628	24,000
Executive Vice President and	2004	400,000	130,000	593	1,018,926		69,135	638,867	27,805
Chief Financial Officer	2003	400,000	149,200	0	897,300		73,009	384,694	26,080

Christopher A. Helms	2005	356,250	100,000	142,334	454,200	(5)	28,571	0	1,781
Pipeline Group President	2004	0	0	0	0		0	0	0
	2003	0	0	0	0		0	0	0

Samuel W. Miller, Jr.	2005	337,121	193,683	231,559	0		0	250,041	7,375
Executive Vice President and	2004	500,000	175,000	0	720,463		48,883	0	12,350
Chief Operating Officer(10)	2003	500,000	200,500	29	815,720		66,372	0	2,600

S. LaNette Zimmerman	2005	325,000	431,620	99,690	0		106,800	167,343	20,172
Executive Vice President,	2004	325,000	105,624	8,809	641,211		43,506	775,168	16,315
Human Resources and	2003	325,000	121,225	0	565,340		46,000	465,475	14,625
Communications(11)

Jeffrey W. Grossman	2005	235,000	30,000	0	0		59,486	78,740	14,100
Vice President & Controller	2004	235,000	58,750	0	357,145		24,232	123,799	17,075
	2003	235,000	92,445	0	273,438		20,281	0	14,700

David J. Vajda	2005	215,000	20,000	0	0		46,286	49,246	1,554
Vice President & Treasurer	2004	214,280	53,750	0	277,893		18,855	76,715	1,443
	2003	200,000	82,400	0	218,741		16,225	0	1,332

(1)	Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.

(2)	Traditionally bonuses are paid to the Company’s executive officers pursuant to the NiSource Corporate Incentive Plan. The amount shown for Ms. Zimmerman in 2005 reflects payments made to Ms. Zimmerman in connection with her retirement from the Company, which include a special retirement bonus of $100,000, a lump sum severance payment of $325,000 and $6,620, which equals 130% of 52 weeks of COBRA coverage premiums. The amount shown for 2005 for Mr. Miller reflects payments made to Mr. Miller in connection with his resignation, which include a lump sum severance payment of $175,000 and $18,683, which equals 130% of 52 weeks of COBRA coverage premiums. The amounts shown for 2005 for Messrs. Grossman and Vajda represent discretionary bonuses awarded in recognition of their respective contributions to the successful completion of specific corporate initiatives: for Mr. Grossman the amounts relate to the receipt of a $10,000 bonus for the successful implementation of new financial reporting systems, and a $20,000 bonus for his role in the due diligence process and the negotiation of the Company’s contract with IBM; and for Mr. Vajda the amounts relate to the receipt of a $20,000 bonus for his role in the successful refinancing of certain of the Company’s long-term debt.

(3)	For Mr. Neale, the amount shown for 2005 includes $109,615 for unused, pro rata and banked vacation paid at the time of his retirement and the amount shown for 2003 includes $10,462 for financial advisory services, $14,159 for fair market value gain resulting from the purchase of a company vehicle and $9,479 for taxes paid by the Company as a result of such gain. For Mr. Skaggs, the amount shown for 2005 includes a relocation allowance of $67,820. For Ms, Zimmerman, the amount shown for 2005 includes $57,500 for unused and pro rata vacation paid at the time of retirement. For Mr. Miller, the amount shown for 2005 includes $163,462 for unused, pro rata and banked vacation paid at the time of termination. For Mr. Helms, the amount shown for 2005 includes a relocation allowance of $137,818.

(4)	Represents restricted and contingent stock awarded under the Company’s Time Accelerated Restricted Stock Award Program (“TARSAP”). The amounts shown are based on the closing sale price of the Company’s common stock on December 31, 2003, December 31, 2004, and December 30, 2005, respectively, as reported on the New York Stock Exchange Composite Transactions Tape. Vesting of restricted stock under the Long Term Incentive Plan in prior years was performance based and is shown under the Long-Term Incentive Plan Payouts column. See Note 5 below. As of December 31, 2005, the total shares outstanding under the TARSAP (including those shares held by the Named Officers) was 1,152,169 with an aggregate value of $24,034,245, based on the Company’s closing market price on such date ($20.86). For more information regarding the restricted and contingent stock awards under the TARSAP please see page 15.

(5)	The amount shown represents a grant of 20,000 shares of restricted stock made to Mr. Helms in connection with the commencement of employment with the Company in 2005. The amount shown is based on the closing sale price of the Company’s common stock on March 15, 2005, as reported on the New York Stock Exchange Composite Transactions Tape. For more information on the restricted stock grants, please see the footnotes to the Long-Term Incentive Plan Table and its accompanying footnotes on page 21.

(6)	The payouts shown are based on the value, at date of vesting, of restricted stock awarded under the Long-Term Incentive Plan which vested during the years shown. Total shares of restricted stock and contingent stock held (assuming 100% vesting) and aggregate market value at December 31, 2005 (based on the closing sale price of the common stock on that date as reported on the New York Stock Exchange Composite Transactions Tape) for the Named Officers were as follows: Mr. Neale, 899,484 shares valued at $18,763,236; Mr. Miller, zero shares; Mr. Skaggs, 48,395 shares valued at $1,009,519; Mr. O’Donnell, 89,594 shares valued at $1,868,930; Ms. Zimmerman, 56,415 shares valued at $1,176,816; Mr. Helms, 20,000 shares values at $417,200; Mr. Grossman, 28,141 shares valued at $587,021; and Mr. Vajda, 22,169 shares valued at $462,445. Dividends on the restricted and contingent stock are paid in cash to the Named Officers.

(7)	“All Other Compensation” represents Company contributions in 2005 to the 401(k) Plan of $532 for Mr. Neale, $13,500 for Mr. Skaggs, $12,000 for Mr. O’Donnell, $7,375 for Mr. Miller, $1,781 for Mr. Helms, $14,625 for Ms. Zimmerman, $12,041 for Mr. Grossman, and $1,554 for Mr. Vajda. The amount shown for Mr. Neale also includes $2,090 term insurance costs for 2005. The amount shown for 2005 for Messrs. Skaggs, Grossman, and O’Donnell and Ms. Zimmerman also includes $13,483, $2,058, $12,000 and $5,547, respectively, paid to the Savings Restoration Plan for NiSource Inc. and Affiliates.

(8)	Mr. Neale served as Chief Executive Officer through June 30, 2005.

(9)	Mr. Skaggs became President of the Company on October 26, 2004. The amounts shown include compensation received by Mr. Skaggs as the Company’s Executive Vice President, Regulated Revenue.

(10)	Mr. Miller resigned his executive officer position March 31, 2005.

(11)	Ms. Zimmerman resigned her executive officer position October 5, 2005.

      Option Grants in 2005. The following table sets forth information concerning the grants of options to purchase common stock made during 2005 to the Named Officers. No stock appreciation rights were awarded during 2005.
Option/ SAR Grants in Last Fiscal Year
Individual Grants

	Number of	Percent of Total
	Securities	Options/SARS	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options/SARS	Employees in	Price	Expiration	Present
Name	Granted (#)(1)	Fiscal Year (2)	($/sh)(3)	Date	Value ($)(4)

Gary L. Neale	600,000	20.63	22.62	1/3/2015	2,832,000
Robert C. Skaggs, Jr.	171,429	5.89	22.62	1/3/2015	809,145
S. LaNette Zimmerman	106,800	3.67	22.62	1/3/2015	504,096
Samuel W. Miller, Jr.	0	0	22.62	1/3/2015	0
Michael W. O’Donnell	169,714	5.84	22.62	1/3/2015	801,050
Christopher A. Helms	28,571	.98	22.91	4/1/2015	99,998
Jeffrey W. Grossman	59,486	2.05	22.62	1/3/2015	280,774
David J. Vajda	46,286	1.59	22.62	1/3/2015	218,470

(1)	All options granted in 2005 vested immediately but have a one year hold period before they are exercisable. The exercise price may be paid by delivery of already owned shares of common stock, and any tax withholding obligations related to exercise may be paid by delivery of already owned shares of common stock or by reducing the number of shares of common stock received on exercise, subject to certain conditions.

(2)	Based on an aggregate of 2,908,378 options granted to all employees in 2005.

(3)	Except with respect to Mr. Helms, all options were granted on January 3, 2005 at the average of high and low sale prices of the Company’s common stock on December 30, 2004 as reported on the New York Stock Exchange Composite Transactions Tape. Mr. Helms’ options were granted on April 1, 2005 at the average of high and low sale prices of the common stock on April 1, 2005 as reported on the New York Stock Exchange Composite Transactions Tape.

(4)	Grant date present value is determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model for all of the grants represented in the table above were as follows: expected volatility — (30%) (estimated stock price volatility for the term of the grant); risk-free rate of return — (4.15%) (the rate for a ten-year U.S. treasury); discount for risk of forfeiture — (10%); estimated annual dividend — ($.92); expected option term — ten years; and vesting — 100% one year after date of grant. No assumption was made relating to non-transferability. Actual gains, if any, on option exercises and common shares are dependent on the future performance of the common stock and overall market condition. The amounts reflected in this table may not be achieved.

      Option Exercises in 2005. The following table sets forth certain information concerning the exercise of options or stock appreciation rights during 2005 by each of the Named Officers and the number and value of unexercised options and stock appreciation rights at December 31, 2005.
Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
	Shares		Options/SARS at Fiscal		The-Money Options/SARS
	Acquired on	Value	Year-End (#)		at Fiscal Year-End ($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary L. Neale	40,000	272,053	1,530,950	600,000	898,621	0
Robert C. Skaggs, Jr.	0	0	110,050	171,429	32,935	0
S. LaNette Zimmerman	46,000	140,760	87,811	106,800	606	0
Samuel W. Miller, Jr.	48,883	115,467	0	0	0	0
Michael W. O’Donnell	0	0	198,438	169,714	87,651	0
Christopher A. Helms	0	0	0	28,571	0	0
Jeffrey W. Grossman	0	0	65,363	57,486	24,420	0
David J. Vajda	5,000	33,781	80,411	46,286	45,571	0

(1)	Represents the difference between the option exercise price and $20.665, the average of high and low sale prices of the common shares on December 31, 2005, as reported on the New York Stock Exchange Composite Transactions Tape.
      Long-Term Incentive Plan Awards in 2005. The following table sets forth information concerning the shares of restricted stock and shares of contingent stock awarded pursuant to the Long-Term Incentive Plan during 2005 to each of the Named Officers.
Long-Term Incentive Plan Awards in 2005

	Number of		Performance
	Shares,		Or Other	Estimated Future Payouts Under
	Units or		Period Until	Non-Stock Price-Based Plans
	Other		Maturation or
Name	Rights		Payout	Threshold(#)	Target(#)	Maximum(#)

Gary L. Neale	—		—	—	—	—
Robert C. Skaggs, Jr.	—		—	—	—	—
S. LaNette Zimmerman	—		—	—	—	—
Samuel W. Miller, Jr.	—		—	—	—	—
Michael W. O’Donnell	—		—	—	—	—
Christopher A. Helms	10,000	(1)	32 months/	10,000	10,000	10,000
68 months
	10,000	(2)	3 years	10,000	10,000	10,000
Jeffrey W. Grossman	—		—	—	—	—
David J. Vajda	—		—	—	—	—

(1)	This award for Mr. Helms consists of a grant of restricted stock under the TARSAP. Restrictions with respect to the TARSAP award will lapse on December 31, 2009; however, if at the end of the three year performance cycle (that began on January 1, 2004 and that will end on December 31, 2006) the Company meets both a peer group target (60th percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the award will lapse on December 31, 2006. Upon the death or disability of the grantee, the grantee will receive a distribution of the restricted stock awarded on a pro rata basis based on a quarterly distribution schedule continued in the restricted stock agreement between the Company and the grantee with respect to each grant. The restrictions with respect to TARSAP award will lapse and the Named Officer will be entitled to the underlying stock only to the extent that the value of shares for which the restrictions lapse in any calendar year, when added to other non-performance based compensation for that year, does not exceed $999,999.

(2)	This award for Mr. Helms consists of a grant of restricted stock that vests 3 years from the date of the grant provided that performance criteria relating to certain financial, safety and operational goals for the Company’s pipeline business unit are met, including the development of regulated pipeline and storage projects and the successful execution of the pipeline unit’s business plan measured against expected operational, financial and safety targets.
Pension Plan and Supplemental Executive Retirement Plan
      The following table shows estimated annual benefits, giving effect to the Company’s Pension Plan and Supplemental Executive Retirement Plan, payable upon retirement to persons in the specified remuneration and years-of-service classifications.
Pension Plan Table

	Years of Service

Remuneration	15	20	25	30	35

$ 100,000	$28,134	$37,512	$42,500	$51,000	$54,000
150,000	50,634	67,512	71,262	76,500	81,000
200,000	73,134	97,512	102,512	107,512	108,000
250,000	95,634	127,512	133,762	140,012	140,012
300,000	118,134	157,512	165,012	172,512	172,512
350,000	140,634	187,512	196,262	205,012	205,012
400,000	163,134	217,512	227,512	237,512	237,512
500,000	208,134	277,512	290,012	302,512	302,512
600,000	253,134	337,512	352,512	367,512	367,512
700,000	298,134	397,512	415,012	432,512	432,512
800,000	343,134	457,512	477,512	497,512	497,512
900,000	388,134	517,512	540,012	562,512	562,512
1,000,000	433,134	577,512	602,512	627,512	627,512
1,100,000	478,134	637,512	665,012	692,512	692,512
1,200,000	523,134	697,512	727,512	757,512	757,512
1,300,000	568,134	757,512	790,012	822,512	822,512
1,400,000	613,134	817,512	852,512	887,512	887,512
1,500,000	658,134	877,512	915,012	952,512	952,512
1,600,000	703,134	937,512	977,512	1,017,512	1,017,512
1,700,000	748,134	997,512	1,040,012	1,082,512	1,082,512
1,800,000	793,134	1,057,512	1,102,512	1,147,512	1,147,512
1,900,000	838,134	1,117,512	1,165,012	1,212,512	1,212,512
2,000,000	883,134	1,177,512	1,227,512	1,277,512	1,277,512
Based on 2005 maximum age 65 Social Security benefit of $22,488 per year.
      The credited years of service for each of the Named Officers, pursuant to the Pension Plan and/or Supplemental Executive Retirement Plan, are as follows: Robert C. Skaggs, Jr. — 25 years; Christopher A. Helms — 1 year; Jeffrey W. Grossman — 26 years; Michael W. O’Donnell — 34 years; and David J. Vajda —

28 years. The credited years of service as of the date each of the following individuals left the Company was: Gary L. Neale — 31 years; Samuel W. Miller, Jr. — 2 years and S. LaNette Zimmerman — 25 years.
      Upon their retirement, regular employees and officers of the Company and its subsidiaries which adopt the plan (including directors who are also full-time officers) will be entitled to a monthly pension in accordance with the provisions of the Company’s pension plan, originally effective as of January 1, 1945. The directors who are not and have not been officers of the Company are not included in the pension plan. The pensions are payable out of a trust fund established under the pension plan with The Northern Trust Company, trustee. The trust fund consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in overall actuarial solvency of the trust fund. The pension plan of the Company has been determined by the Internal Revenue Service to be qualified under Section 401 of the Internal Revenue Code.
      Most of the pension plans that include officers were amended and restated effective July 1, 2002 to add a “cash balance feature.” (The cash balance feature was added to the Retirement Plan of Columbia Energy Group Companies as of January 1, 2000.) Participants in the plans as of December 31, 2001 were entitled to elect to remain in the “final average pay feature” of the plans or to begin participating in the cash balance feature. Participants hired on and after January 1, 2002 automatically participate in the cash balance feature. A participant in the cash balance feature will have a benefit consisting of his or her opening account balance (his or her accrued benefit under the final average pay feature of the plan as of December 31, 2001, if any) plus annual pay and interest credits to his or her cash balance account. Pay credits equal a percentage of compensation based on the participant’s combined age and service. Interest is credited to his or her account based on the interest rate on 30-year treasury securities, as determined by the Internal Revenue Service, for the September immediately preceding the first day of each year, but not less than 4%. Upon retirement, termination of employment or death, the participant or his or her beneficiary will receive a benefit that is the equivalent of his or her cash balance account balance. Participants and beneficiaries are entitled to elect to receive payment of this benefit pursuant to various alternatives, including a lump sum option.
      These pension plans were amended and restated effective January 1, 2006 to add a new cash balance feature, for exempt employees only. Participants in the plans prior to October 1, 2005 were entitled to elect to remain in the “final average pay feature” or the original cash balance feature, or to begin participating in the new cash balance feature. Participants hired into exempt employee positions on or after October 1, 2005 and prior to January 1, 2006 automatically participated in the original cash balance feature until January 1, 2006, when they automatically began participating in the new cash balance feature. Participants hired into exempt employee positions on or after January 1, 2006 automatically participate in the new cash balance feature. The difference between the original cash balance feature and the new cash balance feature is that the pay credits provided under the new cash balance feature are a lower percentage of compensation. However, participants in the new cash balance feature receive an enhanced matching contribution under the Retirement Savings Plan ($1 matching contribution for each $1 in participant contribution, up to 6% of compensation each pay period, subject to Internal Revenue Code limits). As of January 1, 2011, all participants who are exempt employees will participate in the new cash balance feature.
      Pension benefits are determined separately under the final average pay portion of the plan for each participant. The formula for a monthly payment for retirement at age 65 under the NiSource pension plan is 1.7% of average monthly compensation multiplied by years of service (to a maximum of 30 years) plus 0.6% of average monthly compensation multiplied by years of service over 30. Average monthly compensation is the average for the 60 consecutive highest-paid months in the employee’s last 120 months of service. Covered compensation is defined as wages reported as W-2 earnings (up to a limit set forth in the Internal Revenue Code and adjusted periodically) plus any salary reduction contributions made under the Company’s 401(k) plan, minus any portion of a bonus in excess of 50% of base pay and any amounts paid for unused vacation time and vacation days carried forward from prior years. The benefits listed in the Pension Plan table are not subject to any deduction for Social Security or other offset amounts.
      The Company also has a Supplemental Executive Retirement Plan which applies to those officers and other employees selected by the board of directors to participate in the plan. Benefits from this plan are to be paid from the general assets of the Company. The Supplemental Executive Retirement Plan was amended and restated effective January 1, 2005 in order to comply with Section 409A of the Internal Revenue Code.
      For each officer and employee who first participated in the Supplemental Executive Retirement Plan prior to January 23, 2004, the Supplemental Executive Retirement Plan provides a retirement benefit at age 65 of the greater of (i) 60% of five-year average pay (prorated for less than 20 years of service) and an additional 0.5% of 5-year average pay per year between 20 and 30 years of service, less Primary Social Security Benefits (prorated for less than 20 years of service) or (ii) the benefit formula under the NiSource pension plan. In either case, the benefit is reduced by the actual pension payable from the pension plan covering the officer or employee and benefits earned under the Pension Restoration Plan for NiSource Inc. and Affiliates. In addition, the Supplemental Executive Retirement Plan provides certain early retirement and disability benefits and pre-retirement death benefits for the spouse of a participant.
      For each officer and employee who first participates in the Supplemental Executive Retirement Plan on and after January 23, 2004, the Supplemental Executive Retirement Plan provides a credit into a notional account as of the last day of each year beginning on or after January 1, 2004 equal to five percent of the officer or employee’s compensation. Interest will be credited to the account until distribution upon termination of employment after five or more years of service with the Company and its affiliates. In addition, the Officer Nomination and Compensation Committee, subject to approval of the Board of the Company, may authorize supplemental credits to an officer or employee’s account in such amounts and at such times, and subject to such specific terms and provisions, as authorized by the Committee.
      Mr. Skaggs, Mr. O’Donnell and Mr. Grossman continue to participate in the Retirement Plan of Columbia Energy Group Companies, a subsidiary of the Company. Mr. O’Donnell has 34 credited years of service, Mr. Grossman has 26 credited years of service and Mr. Skaggs has 25 credited years of service under this plan. The formula for a retiree’s monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree’s final average compensation that does not exceed 1/2 of the taxable Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree’s final average compensation in excess of 1/2 of the taxable Social Security wage base times years of service up to 30, plus (iii) 0.5% of the retiree’s final average compensation times years of service between 30 and 40. As of January 1, 2004, Mr. O’Donnell participates in the Supplemental Executive Retirement Plan, described above, based on his service and compensation with the Company and its affiliates from and after November 1, 2000.
      Effective January 1, 2004, the Company assumed sponsorship of the Pension Restoration Plan for Columbia Energy Group, renamed the plan the “Pension Restoration Plan for NiSource Inc. and Affiliates,” and broadened the plan to include all employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the pension plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit received under the pension plan. Messrs. Neale, Miller and Vajda and Ms. Zimmerman became participants in the Pension Restoration Plan effective January 1, 2004. Messrs. Grossman, O’Donnell and Skaggs were participants in the Pension Restoration Plan prior to 2004. Benefits earned under the Pension Restoration Plan are used to offset amounts earned under the Supplemental Executive Retirement Plan. The Pension Restoration Plan was amended and restated effective January 1, 2005 in order to comply with Section 409A of the Internal Revenue Code.
      Effective January 1, 2004, the Company assumed sponsorship of the Savings Restoration Plan for Columbia Energy Group, renamed the plan the “Savings Restoration Plan for NiSource Inc. and Affiliates,” and broadened the plan to include all key management employees of the Company and its affiliates. The revised Savings Restoration Plan provides for a supplemental benefit equal to the difference between (i) the benefit an employee would have received under the NiSource Inc. Retirement Savings Plan had such benefit not been limited by sections 415 and 401(a)(17) of the Internal Revenue Code and reduced by his deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Savings Plan. Messrs. Neale, Miller and Vajda and Ms. Zimmerman became eligible to participate in the Savings Restoration Plan effective January 1, 2004. Messrs. Grossman, O’Donnell and Skaggs were participants in the Savings Restoration Plan prior to 2004.
Change in Control and Termination Agreements
      The Company has Change in Control and Termination Agreements with Mr. Skaggs and the other Named Officers (except Messrs. Helms and Vajda). The Company believes that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize stockholder value. The agreements can be terminated on three years’ notice and provide for the payment of specified benefits if the executive terminates employment for good reason or is terminated by the Company for any reason other than good cause within 24 months following certain changes in control. Each of these agreements also provides for payment of these benefits if the executive voluntarily terminates employment for any reason during a specified one-month period within 24 months following a change in control. No amounts will be payable under the agreements if the executive’s employment is terminated by the Company for good cause (as defined in the agreements).
      The agreements provide for the payment of two or three times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The executive would also receive benefits from the Company that would otherwise be earned during the applicable two or three-year period following the executive’s termination under the Company’s Supplemental Executive Retirement Plan and qualified retirement plans. With respect to Messrs. Skaggs and O’Donnell, the Company will increase the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute excise tax imposed on the payment of amounts under the contracts. Any payment to Mr. Grossman under his change in control agreement will be capped at the maximum amount allowed that avoids any excess parachute payment and related excise tax.
      During the applicable two or three-year period following the executive’s termination, the executive and his or her spouse or other dependents will continue to be covered by applicable health or welfare plans of the Company. If the executive dies during such two or three-year period following the executive’s termination, all amounts payable to the executive will be paid to a named beneficiary. In the event of a change in control, all stock options, restricted stock awards and contingent stock awards which have been granted to each of the Named Officers (including the Chief Executive Officer) under the Company’s Long-term Incentive Plan will immediately vest.
      Pursuant to a letter agreement, dated March 15, 2005 between the Company and Mr. Helms, in the event of a change in control of the Company prior to April 1, 2006, Mr. Helms would receive a payment of one year of base pay and targeted bonus and all of his long-term incentive plan grants would vest. Each month from April 1, 2006 until April 1, 2007, if a change of control occurs during that period, the amount payable to Mr. Helms under this change in control would increase by one month, capped at a total possible payment of two years of base pay and targeted bonus. Any payment under this change in control would be in lieu of any benefit under the NiSource Executive Severance Policy.
      On July 15, 2002, the Company entered into an agreement with Ms. Zimmerman which provided for an additional retirement benefit in the event Ms. Zimmerman’s employment with the Company terminated for reasons other than her involuntary termination for good cause. In such event, Ms. Zimmerman’s retirement benefit under the Supplemental Executive Retirement Plan would be computed upon the assumption that her first day of service was January 1, 1981 and would be reduced by the amount of her retirement benefit that she is entitled to under the pension plan of her previous employer. Pursuant to her August 17, 2005 letter agreement, the Company paid Ms. Zimmerman a special retirement bonus of $100,000, a lump sum severance payment of $325,000, and $6,620, which equals 130% of 52 weeks of COBRA continuation coverage premiums. Under her retirement agreement, Ms. Zimmerman also received a lump sum payment for her accrued and unused vacation through her separation date with the Company. Pursuant to the Company’s Supplemental Executive Retirement Plan and Pension Restoration Plan, as modified by her 2002 letter agreement, Ms. Zimmerman elected to receive her retirement benefit under the plans in a lump sum. Pursuant to the terms of her TARSAP grants, Ms. Zimmerman vested in a pro-rata portion of the contingent stock which was a part of such grants (85.71% — with respect to the 2003 grant and 66.67% — with respect to the 2004 grant).
      In connection with Mr. Miller’s resignation, the Company paid him a lump sum payment of $175,000 plus $18,683, which equals 130% of 52 weeks of COBRA continuation coverage premiums in lieu of any continued medical, dental, vision or other welfare benefits offered by the Company. Under his separation agreement, Mr. Miller also received a lump sum payment for his accrued and unused vacation through his separation date with the Company. Pursuant to this agreement, Mr. Miller vested in all contingent shares, restricted stock and stock options vesting on or before September 2, 2005. Mr. Miller forfeited all such shares and options which had not vested on September 2, 2005.
      In connection with Mr. Neale’s retirement, the Company entered into a letter agreement with Mr. Neale governing his service as a non-employee director and Chairman of the Company’s board of directors in lieu of any other benefits and compensation provided to other non-employee directors. Pursuant to the compensation arrangement, for an initial term from July 1, 2005 through June 30, 2007, Mr. Neale will receive (i) compensation of $50,000 per calendar quarter, (ii) medical and dental coverage for himself and his spouse comparable to the coverage provided to the Company’s senior executives, provided that he pays the active group rate payable by other senior executives, (iii) reimbursement of the costs for an annual physical examination at the Mayo Clinic, (vi) an individual membership in the Chicago Club, and (v) reimbursement for financial advisory services similar to those being made available to him during his employment. In addition, under the compensation arrangement, for purposes of vesting and determining any lapse of restrictions on awards under the LTIP, Mr. Neale will receive service credit under the Long Term Incentive Plan until such time as all awards granted thereunder have vested.
Certain Relationships and Related Transactions
      Peter V. Fazio, Jr., an executive officer of the Company, is a partner in Schiff Hardin LLP, a law firm. In 2005, the Company paid Schiff Hardin LLP a retainer fee of $60,000 per month for Mr. Fazio’s services as Executive Vice President and General Counsel of the Company. Unlike other executive officers, Mr. Fazio is not an employee of the Company, and he is not eligible to participate in or receive awards under any of the Company’s bonus, long-term incentive, pension, health insurance or other benefit plans.
      Mr. Peter McCausland, a director of the Company, is the Chairman and Chief Executive Officer of Airgas, Inc., a distributor of industrial, medical and specialty gases, welding equipment and safety supplies. In addition, Mr. McCausland holds in excess of 10% of the outstanding stock of Airgas, Inc. The Company and its subsidiaries use certain of the products sold by Airgas, Inc. in their business operations from time to time and purchase such products from Airgas, Inc. in the ordinary course of business on standard terms and conditions. In 2005, the Company’s total purchases of products from Airgas, Inc. were approximately $428,904.
      In connection with Mr. Neale’s retirement, the Company entered into a letter agreement with Mr. Neale governing his service as a non-employee director and Chairman of the Company’s board of directors in lieu of any other benefits and compensation provided to other non-employee directors. For more information on Mr. Neale’s agreement, please see information under Change in Control and Termination Agreements above.
PROPOSAL II — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
      The Audit Committee of the board of directors appointed Deloitte & Touche LLP, 111 South Wacker Drive, Chicago, Illinois 60606, as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2006, and the board of directors approved the appointment. A representative of Deloitte & Touche LLP will be present at the meeting, will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

      The board of directors and its Audit Committee consider Deloitte & Touche LLP well qualified to serve as the Company’s independent public accountants. The Audit Committee recommends ratification of such selection by the stockholders.
      Although action by stockholders for this matter is not required, the board of directors and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2006.
PROPOSAL III — BOARD OF DIRECTORS’ CHARTER AMENDMENT PROPOSAL
TO DECLASSIFY BOARD OF DIRECTORS
      Article V of our Certificate of Incorporation provides that the board of directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. The board of directors has adopted a resolution, subject to stockholder approval, approving and declaring the advisability of an amendment to our Certificate of Incorporation to declassify the board of directors. The proposal would provide for the annual election of all directors commencing with the 2007 annual meeting. The proposed amendments to the Certificate of Incorporation are set forth in Exhibit B, with deletions indicated by strikeout and additions indicated by underline.
      If the stockholders approve this proposal, the terms for all of our current directors would end at the 2007 annual meeting and any director appointed as a result of a newly created directorship or to fill a vacancy would also hold office until the 2007 annual meeting. In addition, if the proposal is approved, each director whose term would not have otherwise expired at the annual meeting in 2007 will tender his or her resignation to be effective at the annual meeting in 2007. Beginning with the 2007 annual meeting, directors would be elected for one-year terms at each annual meeting.
      If the stockholders do not approve this proposal, the board of directors will remain classified, with the directors elected at the Annual Meeting for a three-year term, and all other directors would continue in office for the remaining term of the class to which they were elected or appointed.
      The classified structure of our board of directors (and our corporate predecessors) has been in place since April 12, 1950. Classified boards have been widely adopted and accepted, and they have a long history in corporate law. Proponents of classified boards assert they provide continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents further assert that classified boards may enhance stockholder value by forcing a potential acquirer to negotiate directly with the board of a target company because the acquirer is unable to replace the entire board in a single election. However, many investors and others have begun to view classified boards as having the effect of reducing the accountability of directors. They argue that the election of directors is the primary means for stockholders to influence corporate governance policies and that a classified board structure reduces the accountability of directors because stockholders are unable to evaluate and elect all directors on an annual basis.
      Our Corporate Governance Committee and the full board of directors have considered carefully the advantages and disadvantages of maintaining a classified board structure. In addition, the board took into consideration the fact that in 2005 stockholders holding 54% of the Company’s outstanding stock voted in favor of a stockholder proposal requesting that directors take the steps necessary to declassify the board. After this review, the board of directors, upon the recommendation of the Corporate Governance Committee, has determined that it is an appropriate time to propose declassifying the board.

      The board of directors has already approved amendments to our bylaws that, upon approval of this proposal, would make them consistent with the amendments to the Certificate of Incorporation contained in Exhibit B.
The affirmative vote of a majority of all outstanding shares of Common Stock is required for approval of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTION OF DIRECTORS.
PROPOSAL IV — STOCKHOLDER’S MAJORITY VOTE PROPOSAL
      The Massachusetts Laborer’s Pension Fund (the “Fund”), 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900, has requested that the Company include the following proposal and supporting statement in this proxy statement for the Company’s 2006 Annual Meeting. The Fund is the beneficial owner of approximately 2,333 shares of the Company’s common stock. The board of directors of the Company is not in favor of the adoption of the proposal and asks that you read through the Company’s response, which follows the Fund’s proposal and supporting statement.
      The proposal and supporting statement, in the form that each was submitted to the Company by the Fund, are set forth below:
Resolved:
      That the shareholders of NiSource, Inc. (“Company”) hereby request that the board of directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement:
      Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, March and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
      Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
      Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
      We urge your support for this important director election reform.
Statement of the Company Against the Majority Vote Proposal:
      Election of directors by plurality vote has long been the accepted system among companies comparable to the Company and remains the default system under Delaware law. Accordingly, the rules governing plurality voting are well established and understood.
      Over the past decade, had the Company implemented a majority vote standard, it would have had no effect on the outcome of our election process. Such a standard is not necessary to improve the Company’s independence or corporate governance processes. Every director nominee during the past ten years has received the affirmative vote of more than 93% percent of the shares of stock entitled to vote and present in person or by proxy at the annual meeting of stockholders. In addition, the Company has had a history of electing, by a plurality vote, strong and independent boards of directors, consisting mostly of directors who have been “independent” within the meaning of criteria of the New York Stock Exchange, the Securities and Exchange Commission, independent rating agencies and corporate governance watchdogs.
      The proposed majority vote standard presents complex legal and practical issues that the proposal does not address. For example, under the majority vote standard, it would be possible for an entire slate of candidates to fail to receive the requisite vote. Under Delaware law and the Company’s bylaws, the occurrence of this event would permit the prior director(s) to remain in office until a successor is elected and qualified. As a result, an individual who no longer wished to remain on the board, or an individual the board desired to replace, would be permitted to remain in office. If the individual chose to resign, Delaware law and the Company’s bylaws would permit the remaining board members to fill the vacancy. Similarly, the proposal could prove impractical and especially disruptive in a situation in which a competing slate of directors is nominated for election, because of the possibility that the division of votes could result in no candidate from either slate receiving the requisite vote.
      These alternatives would not reflect the views of stockholders who have chosen to exercise their right to vote for the directors of their choice at the annual meeting. Adoption of the proposed majority vote standard could result in a less democratic process than the election of directors by plurality vote.
      Additionally, the proposal may have the unintended consequence of unnecessarily increasing the cost of soliciting stockholder votes. The Company may need to implement aggressive telephone solicitation, a second mailing, or other vote-getting strategy to obtain the required vote. The end result may be increased spending by the Company in routine elections. We do not believe this would be a good use of stockholder assets.
      The board of directors has considered carefully the advantages and disadvantages of adopting a majority vote standard, including the fact that in 2005 stockholders holding 41% of the Company’s outstanding stock voted in favor of a stockholder proposal substantially similar to the one presented here. While the board of directors recognizes that a majority voting standard for the election of directors has become a popular issue in recent years, has been receiving increasing press coverage and scholarly debate, and has the support of a number of the Company’s stockholders, the board believes that the proposal is premature. The American Bar Association Section of Business Law Committee on Corporate Laws has undertaken an analysis of legal issues relating to voting for directors, including a majority vote requirement. On January 17, 2006, the ABA committee released a preliminary report proposing possible amendments to the Model Business Corporation Act (“MBCA”) that would help address the majority voting issue. In that report, the ABA recommended that plurality voting remain the statutory default standard, but recommended revisions to the MBCA that would allow a corporation to “opt-out” of the plurality standard and would allow the adoption of a bylaw provision implementing a majority vote standard. Under the ABA committee’s proposal, any director who did not receive the affirmative vote of the majority of votes cast would be permitted to serve only for 90 days following such election. The ABA report is still preliminary, and the ABA has requested comment to its proposal prior to approval.
      In addition, there is also a working group of thirteen major companies and certain stockholder groups which has been formed to study issues related to the majority vote standard. This working group is expected to release recommendations prior to the 2006 proxy season, but had not yet done so at the time of the printing of this proxy statement. It is anticipated that the result of this work and the final proposal of the ABA will help to refine best practices related to voting for the election of directors and alternative proposals for modifying the current system of plurality voting. It is also the hope of the board that these studies and groups will help better address the problems and unanticipated consequences associated with the Majority Vote Proposal. Company management and the Board intend to follow and evaluate the progress of these and other groups and to carefully consider whether changes to the current system are appropriate and in the best interests of the stockholders and the Company. Until that time, however, the board of directors does not believe that it is in the best interest of the Company and its stockholders to take action to change the current voting standard for election of directors. The board of directors, therefore, recommends that the stockholders vote “against” the Majority Vote Proposal.
Votes Required
      Approval of the Majority Vote Proposal requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote.
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE MAJORITY VOTE PROPOSAL.

AUDIT COMMITTEE REPORT
      The Company’s Audit Committee consists of Messrs. Rolland, Foster, Thompson and Young and Dr. Woo. Each of the members of the Audit Committee is independent as defined under the applicable NYSE rules and meets the additional independence standard set forth by the board of directors. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The board of directors, after substantial deliberation and a careful review of the Securities and Exchange Commission rules, has designated Ian M. Rolland, the Chairman of the Audit Committee, as the “audit committee financial expert.”
      The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with Deloitte & Touche, LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche, LLP its independence. The Audit Committee has considered whether Deloitte & Touche, LLP’s provision of other non-audit services to the Company is compatible with maintaining Deloitte & Touche, LLP’s independence.
      In reliance on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
      Upon recommendation of the Audit Committee, the Company has engaged Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006.

Audit Committee

Ian M. Rolland, Chairman
Dennis E. Foster
Richard L. Thompson
Roger A. Young
Carolyn Y. Woo
March 27, 2006
INDEPENDENT AUDITOR FEES
      The following table represents the aggregate fees for professional audit services rendered by Deloitte & Touche LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2005, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2004	2005

	Deloitte & Touche LLP	Deloitte & Touche LLP

Audit Fees(1)	$4,431,638	$4,710,641
Audit-Related Fees(2)	407,480	460,200
Tax Fees(3)	121,332	76,540
All Other Fees(4)	0	0

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.
      Pre-Approval Policies and Procedures. During fiscal year 2005, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte & Touche LLP prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Ian M. Rolland) by the Vice President and Controller of the Company (not within the scope of the approved audit engagement) may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will (i) any non-audit related service be presented or approved that would result in the independent auditor no longer being considered independent under the applicable Securities and Exchange Commission rules or (ii) any service be presented or approved by the Pre-Approval Subcommittee the fees for which are estimated to exceed $100,000. In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2005.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights(2)	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	12,093,517	22.6248	26,220,530
Equity compensation plans not approved by security holders	0	0	0
Total	12,093,517	22.6248	26,220,530

(1)	Stockholder Approved Plans. This Plan category includes the following plans: the 1988 Long Term Incentive Plan, as amended and restated effective as of April 14, 1999 (No shares remain available for issuance under the plan), the 1994 Long Term Incentive Plan, as approved by the stockholders on May 10, 2005 (25,470,023 shares remain available for issuance under the plan), the Nonemployee Director Stock Incentive Plan, amended and restated effective as of January 1, 2004 (313,754 shares remain available for issuance under the plan), and the NiSource Inc. Employee Stock Purchase Plan, last amended by the stockholders on May 10, 2005 (436,753 shares remain available for purchase under the plan).

(2)	In calculating the weighted-average exercise price of outstanding options, warrants and rights shown in column (b), stock units and contingent stock which can convert into shares of common stock upon maturity have been excluded. Stock units and contingent stock are payable at no cost to the grantee on a one-for-one basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2007 ANNUAL MEETING
      Any holder of common stock who wishes to bring any business before the 2007 annual meeting must file a notice of the holder’s intent to do so no earlier than January 8, 2007 and no later than February 7, 2007. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Any holder of common stock who wishes to submit a proposal to be included in the Company’s proxy materials in connection with the 2007 annual meeting must submit the proposal to the Corporate Secretary of the Company by December 4, 2006. The holder submitting the proposal must have owned common stock having a market value of at least $2,000 for at least one year prior to submitting the proposal and represent to the Company that the holder intends to hold those shares of common stock through the date of the 2007 annual meeting.
      Any holder of common stock who wishes to nominate a director at the 2007 annual meeting must file a notice of the nomination no earlier than January 8, 2007 and no later than February 7, 2007. The Company’s by-laws require that a notice to nominate an individual as a director must include the name of each nominee proposed, the number and class of shares of each class of stock of the Company beneficially owned by the nominee, such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of the nominee, the nominee’s signed consent to serve as a director of the Company if elected, the nominating stockholder’s name and address, and the number and class of shares of each class of stock beneficially owned by the nominating stockholder.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock filed all such reports on a timely basis during 2005, except as follows: each of Drs. Beering and Woo and Messrs. Foster, McCracken, Rolland, Thompson, Welsh and Young filed one late Form 4 with respect to one transaction on August 19, 2005, relating to the reinvestment of dividends in respect of restricted stock units held by such directors pursuant to the Company’s Nonemployee Director Stock Incentive Plan.
ANNUAL REPORT AND FINANCIAL STATEMENTS
      Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2005. A copy of the Annual Report has been sent, or is concurrently being sent, to all stockholders of record as of March 14, 2006.
AVAILABILITY OF FORM 10-K
      A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and will be provided without charge to any stockholder or beneficial owner of the Company’s shares upon written request to Gary W. Pottorff, Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available at the Company’s website at www.nisource.com.

OTHER BUSINESS
      The board of directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.
      Please vote your shares by telephone, through the internet or by promptly marking, dating, signing and returning the enclosed proxy card.

By Order of the Board of Directors

Gary W. Pottorff
Corporate Secretary
Dated: April 3, 2006

Exhibit A
Independence Standards
      No director of the Company shall qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
      In addition, a director of the Company shall not be deemed “independent” if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor;

(B) the director is a current employee of such a firm;

(C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

(D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds 1% of such other company’s consolidated gross revenues.

A-1

Exhibit B
Proposed Amendments to Certificate of Incorporation
(Additions are underlined; deletions are struck-out)
Section 5.A.1 of the Certificate of Incorporation to be amended as follows:
      The Board of Directors shall consist of not less than nine (9) or more than twelve (12) persons, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), provided, however, this provision shall not act to limit Board size in the event the holders of one or more series of Preferred Stock are entitled to elect directors to the exclusion of holders of Common Stock. ~~The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as may be provided in the manner specified in the Bylaws, Class I Directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, Class II Directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002, and Class III Directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2003, with the members of each class to hold office until their successors are~~Each director who is serving as a director on the date of this Amended and Restated Certificate of Incorporation shall hold office until the next annual meeting of stockholders following such date and until his or her successor has been duly elected and qualified, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders. At each annual meeting of the stockholders of the Corporation after the date of this Amended and Restated Certificate of Incorporation, ~~the successors to the class of~~ directors ~~whose term expires at that~~elected at such annual meeting shall ~~be elected to~~ hold office ~~for a term expiring at the~~until the next annual meeting of stockholders ~~held in the third year following the year of their election~~and until their successors have been duly elected and qualified.
Section 5.A.2 of the Certificate of Incorporation needs to be amended as follows:
      Notwithstanding the foregoing and except as otherwise provided by law, whenever the holders of any series of Preferred Stock shall have the right (to the exclusion of holders of Common Stock) to elect directors of the Corporation pursuant to the provisions of Article IV or any resolution adopted pursuant thereto, the election of such directors of the Corporation shall be governed by the terms and provisions of Article IV or said resolutions and such directors ~~so elected shall not be divided into classes pursuant to this Subsection A.2 of Article V and~~ shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the first year following their election or, if such right of the holders of the Preferred Stock is terminated, for a term expiring in accordance with the provisions of Article IV or such resolutions.
      Section 5.A.3 of the Certificate of Incorporation needs to be amended as follows:
      Newly-created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, even though less than a quorum of the Board of Directors, acting at a regular or special meeting. If any applicable provision of the Delaware General Corporation Law, Article IV or any resolution adopted pursuant to Article IV expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such a meeting only by the affirmative vote of at least 80 percent of the combined voting powers of the outstanding shares of stock of the Corporation entitled to vote generally; provided, however, that when (a) pursuant to the provisions of Article IV or any resolutions adopted pursuant thereto, the holders of any series of Preferred Stock have the right (to the exclusion of holders of the Common Stock), and have exercised such right, to elect directors and (b) Delaware General Corporation Law, Article IV or any such resolution expressly confers on stockholders voting rights as aforesaid, if the directorship to be filled had been occupied by a director elected by the holders of Common Stock, then such directorship shall be filled by an 80 percent vote as aforesaid, but if such directorship to be filled had been elected by holders of Preferred Stock, then such directorship shall be filled in accordance with Article IV or the applicable

B-1

resolutions adopted under Article IV. Any director elected in accordance with the two preceding sentences shall hold office ~~for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and~~ until such director’s successor shall have been elected and qualified unless such director was elected by holders of Preferred Stock (acting to the exclusion of the holders of Common Stock), in which case such director’s term shall expire in accordance with Article IV or the applicable resolutions adopted pursuant to Article IV. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director, except as otherwise provided in Article IV or the applicable resolutions adopted pursuant to Article IV with respect to directorships created pursuant to one or more series of Preferred Stock.

B-2

PROXY	PROXY

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.
for its Annual Meeting of Stockholders, May 10, 2006

     The undersigned hereby appoints Robert C. Skaggs, Jr. and Michael W. O’Donnell or either of them, the attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas on Wednesday, May 10, 2006, at 9:00 a.m., local time, and at any adjournment or adjournments thereof.
     Unless otherwise marked, this proxy will be voted: “FOR” the nominees listed in Proposal I, “FOR” Ratification of the Independent Public Accountants in Proposal II, “FOR” the Board of Directors’ Charter Amendment Proposal to Declassify the Board of Directors in Proposal III, and “AGAINST” the Stockholder’s Majority Vote Proposal in Proposal IV.
     The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.
     PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(IMPORTANT — Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

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You can now access your NiSource Inc. account online.

Access your NiSource Inc. stockholder account online via Investor ServiceDirect® (ISD).

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For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Proposals I, II and III:	The Board of Directors recommends a vote “AGAINST” Proposal IV:

Proposal I.	To elect three directors to serve on the Board of Directors, each for a three-year term and until their respective successors are elected and qualified.

FOR	WITHHELD	FOR all except *
☐	☐	☐
Nominees:
01 Gary L. Neale
02 Robert J. Welsh
03 Roger A. Young
*	Instruction: To withhold authority to vote for any nominee, write that nominee’s name on the line below.

Proposal II.	Ratification of Independent Public Accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		FOR	AGAINST	ABSTAIN
Proposal III.	Board of Directors’ Charter Amendment Proposal to Declassify Board of Directors.	☐	☐	☐

Proposal IV.	Stockholder’s Majority Vote Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

PLEASE RETURN THIS PROXY CARD PROMPTLY.
Signature	Signature	Date

(Please sign this proxy as your name appears on the Company’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ni		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy.	OR	Use any touch-tone telephone to	OR	your proxy card and
Have your proxy card in hand		vote your proxy. Have your proxy		return it in the
when you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.nisource.com